Exhibit 99.1

StoneMor Partners L.P. Announces Significant Increases in Both Revenues and Profits for the 2007 Second Quarter

Bristol, PA, August 9, 2007 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the second quarter ended June 30, 2007.

The following table summarizes selected comparative items that the Partnership believes are representative of its operating performance for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(in thousands)		(in thousands)
Total Revenues	$28,292	$40,664	$54,944	$71,204
Operating Profit	$3,077	$7,030	$6,204	$8,641
Net Income	$1,080	$4,663	$2,021	$4,012
Distributable Free Cash Flow (a)	$2,486	$8,141

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

The company is pleased to report significant increases in Revenues, Operating Profits, Net Income and Distributable Free Cash Flow. The revenue increase of 43.8%, when compared to the 2006 second quarter, primarily results from acquisitions during late 2006 that are starting to show their potential. The increased revenues are mainly comprised of increased grave marker deliveries and burial vault installations consistent with the company’s acquisition integration plan. Both rates of return and earnings recognized, from the company’s trust funds exceeded expectations and last years second quarter. Trust fund revenues included in revenues were $1.9 million ahead of last year. Funeral home revenues also increased and were $1.4million ahead of the second quarter 2006 mainly from acquisitions.

Based on this increase in revenue, the company recognized an increase in operating profit of $3.9, million or 125.8%, and an increase in net income of $3.6 million or 327.3% for the second quarter ended June 30, 2007. Although we have begun to integrate the properties we acquired in September 2006, revenues from these acquisitions have not yet reached their full financial-reporting operating potential, while expenses such as cemetery maintenance and park administration have reached their full expected level. Cemetery Expenses increased 23.4% and General & Administrative Expenses increased 19.4%, primarily related to the new acquisitions. Operating profits and net income for the second quarter 2007 and year-to-date 2007 include as an expense, classified as corporate overhead, approximately $1.2 million and $2.3 million in non-cash compensation with no similar expenses in the corresponding periods of 2006. These charges do not have any tax benefit.

Operating Statistics

Operating statistics are important in the company’s evaluation of the success of its performance. The company believes the following statistics are the most important.

	Three Months Ended June 30,
	2006	2007
Interments performed	6,216	7,108
Cemetery revenues per interment performed	$4,370	$5,369
Aggregate value of contracts written (in thousands)	$30,136	$37,073

The improvement in interments performed is primarily related to the company’s acquisitions completed in September 2006, the properties of which were not included in the second quarter 2006 operating results. The increase in cemetery revenues per interment performed reflects the implementation of our operating policies on the newly acquired properties. The aggregate value of contracts written increased primarily as a result of additional contracts written related to the acquisition mentioned above. The aggregate value of contracts written adds to the company’s deferred revenue, which increases the backlog of revenue to be recognized in the future. .

Distributable Free Cash Flow

The company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, less maintenance capital expenditures and debt payments not funded by the proceeds of our initial public offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarters ended June 30, 2006 and 2007 follows:

	Three Months Ended June 30,
(in thousands)	2006	2007
Net cash provided by operating activities	$2,816	$8,363
Maintenance capital expenditures	(1,069)	(666)
Reserve for estimated 2007 corporate bonus payable in 2008		(219)
Annual payment of Income Taxes	1,353	906
Quarterly reserve for payment of income taxes	(614)	(227)

Distributable free cash flow	$3,225	$8,157

As the company continues to integrate its acquisitions through its operating philosophy of purchasing and installing products before need, cash flow will continue to improve. The second quarter’s cash flow is a reflection of that philosophy. The second quarter cash flow however is greater than normal due to the timing of the integration of 2006 acquisitions, in so much as during the first two quarters after acquisition, the company was organizing for implementation of its philosophy. Acquisitions normally take six months to a year to begin to fully integrate.

The items in the chart above reflect an attempt to normalize certain items where more than one quarter’s expense was included in the second quarter. The company usually pays bonuses and taxes once a year and has attempted to show the effect of these items on the second quarter cash flow.

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Investors’ Conference Call

An investors’ conference call to review the 2007 second quarter results (which will be released before this call) on Thursday, August 9, 2007, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on August 23, 2007. The reservation number for the audio replay is as follows: 21344854. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 178 cemeteries and 27 funeral homes in 21 states. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	June 30, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,914	$11,559
Accounts receivable, net of allowance	22,968	25,962
Prepaid expenses	2,801	3,119
Other current assets	2,533	4,023

Total current assets	38,216	44,663

LONG-TERM ACCOUNTS RECEIVABLE - net of allowance	36,878	37,510
CEMETERY PROPERTY	171,714	170,015
PROPERTY AND EQUIPMENT, net of accumulated depreciation	29,027	28,166
MERCHANDISE TRUSTS, restricted, at fair value	147,788	154,589
PERPETUAL CARE TRUSTS, restricted, at fair value	168,631	170,027
DEFERRED FINANCING COSTS - net of accumulated amortization	1,242	1,137
DEFERRED SELLING AND OBTAINING COSTS	33,478	34,966
OTHER ASSETS	51	162

TOTAL ASSETS	$627,025	$641,235

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$11,345	$10,228
Accrued interest	361	390
Current portion, long-term debt	1,388	1,179

Total current liabilities	13,094	11,797

LONG-TERM DEBT	102,104	106,881
DEFERRED CEMETERY REVENUES, net	196,103	205,356
MERCHANDISE LIABILITY	45,805	51,094

TOTAL LIABILITIES	357,106	375,128

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	168,631	170,027

PARTNERS’ EQUITY
General partner	1,382	1,278
Limited partners:
Common	71,700	68,991
Subordinated	28,206	25,811

Total partners’ equity	101,288	96,080

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$627,025	$641,235

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2007.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
Revenues:
Cemetery	$27,163	$38,161	$52,355	$65,671
Funeral home	1,129	2,503	2,589	5,533

Total revenues	28,292	40,664	54,944	71,204

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Land and crypts	1,416	1,731	2,863	3,020
Perpetual care	847	952	1,583	1,840
Merchandise	1,416	3,000	2,689	4,727
Cemetery expense	6,366	7,876	12,002	14,660
Selling expense	5,772	8,471	11,419	14,715
General and administrative expense	3,086	3,693	6,150	7,431
Corporate overhead (including $2,339 in stock-based compensation in 2007)	4,426	4,951	8,234	10,233
Depreciation and amortization	925	915	1,746	1,789
Funeral home expense	961	2,045	2,054	4,148

Total cost and expenses	25,215	33,634	48,740	62,563

OPERATING PROFIT	3,077	7,030	6,204	8,641

INTEREST EXPENSE	1,782	2,132	3,515	4,178

INCOME BEFORE INCOME TAXES	1,295	4,898	2,689	4,463

INCOME TAXES:
State	112	145	255	278
Federal	103	90	413	173

Total income taxes	215	235	668	451

NET INCOME	$1,080	$4,663	$2,021	$4,012

General partner’s interest in net income for the period	$22	$93	$40	$80

Limited partners’ interest in net incomefor the period
Common	$546	$2,426	$1,023	$2,087
Subordinated	$512	$2,144	$958	$1,845

Net income per limited partner unit (basic and diluted)	$.12	$.54	$.23	$.46

Weighted average number of limited partners’ units outstanding (basic and diluted)	8,760	9,036	8,760	9,036

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2007.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
OPERATING ACTIVITIES:
Net income	$1,080	$4,663	$2,021	$4,012
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,167	1,133	2,210	2,350
Depreciation and amortization	925	915	1,746	1,789
Stock-based compensation	—	1,181	—	2,339
Other non cash	96	—	303	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(155)	(3,178)	125	(5,151)
Allowance for doubtful accounts	387	1,051	784	1,524
Merchandise trust fund	644	976	(869)	(292)
Prepaid expenses	(224)	(954)	(320)	(317)
Other current assets	325	(388)	(14)	(452)
Other assets	(19)	(9)	(57)	(116)
Accounts payable and accrued and other liabilities	(382)	1,346	(1,940)	(2,609)
Deferred selling and obtaining costs	(888)	30	(1,686)	(1,292)
Deferred cemetery revenue	2,338	1,662	6,399	8,148
Merchandise liability	(2,478)	(65)	(3,243)	(202)

Net cash provided by operating activities	2,816	8,363	5,459	9,731

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(420)	(514)	(884)	(1,036)
Additions to cemetery property	(1,590)	(666)	(2,468)	(1,161)
Divestiture of funeral home	—	—	2,091	—
Additions to property and equipment	(1,069)	(324)	(1,527)	(972)

Net cash used in investing activities	(3,079)	(1,504)	(2,788)	(3,169)

FINANCING ACTIVITIES:
Cash distribution	(4,291)	(4,610)	(8,538)	(9,220)
Additional borrowings on long-term debt	2,976	3,490	4,376	5,490
Repayments of long-term debt	(322)	(464)	(610)	(921)
Cost of financing activities	—	(266)	—	(266)

Net cash used in financing activities	(1,637)	(1,850)	(4,772)	(4,917)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,900)	5,009	(2,101)	1,645
CASH AND CASH EQUIVALENTS - Beginning of period		6,550	6,925	9,914

CASH AND CASH EQUIVALENTS - End of period	$(1,900)	$11,559	$4,824	$11,559

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,688	$2,309	$3,460	$4,586

Cash paid during the period for income taxes	$1,353	$906	$3,024	$1,879

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2007.